FOR IMMEDIATE RELEASE - page 1 of 3

Harold's Stores, Inc. Releases Operating Results For

Fourth Quarter and Fiscal Year Ended January 31, 2004

Year of financial repositioning completed; operating losses reduced by more than 50%

Dallas, TX - March 11, 2004 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty apparel stores, announced today operating results for the fourth quarter and year-to-date period ended January 31, 2004.

For the fourth quarter, the Company reported a pre-tax loss of $2.8 million, down from the $4.2 million (inclusive of $1.1 million of restructuring charges) in the previous year. While comparable store sales increased 5.2% in the fourth quarter of 2003, the increase was well below the trend in the third quarter, when comparable store sales increased 25.6%. This change in trend necessitated additional markdowns to ensure proper sell-through on clearance merchandise, resulting in a lower fourth quarter gross margin. However selling, general and administrative expenses improved as a percentage of sales and declined $1.2 million during the fourth quarter of 2003, due to the corporate restructuring and store closing initiatives undertaken.

The pre-tax loss for the fiscal year ending January 31, 2004 decreased significantly to $6.2 million from $13.3 million in the previous fiscal year. Included in the results for 2003 were $1.6 million of restructuring expenses associated with the closing of eight unprofitable stores during the year. The Company's net loss for the fiscal year was $6.2 million, or $1.22 per share, as compared to a net loss of $16.5 million, or $2.84 per share, in the prior year. The prior year net loss was inclusive of a $3.2 million non-cash charge for income tax expense reflecting a reserve for deferred tax assets.

During 2003, the Company completed several key strategic initiatives needed to strengthen the financial structure of the business. As previously noted, eight unprofitable stores were closed and corporate overhead was reduced, bringing overhead costs more in line with the Company's sales volume. These efforts reduced selling, general and administrative expenses by over $3 million during the year. In addition, the Company transitioned to a new banking arrangement with Wells Fargo Retail Finance, LLC, providing for improved liquidity at a lower cost. This was done in conjunction with closing on the receipt of $5 million of Preferred Stock proceeds. The Company's efforts to improve merchandise content, fit and sourcing all began to pay dividends as comparable store sales increased 11.3% during the fiscal year.

As announced on February 9, Hugh W. Mullins, former Chairman and Chief Executive Officer of Neiman Marcus Stores, joined the Company and became President and Chief Executive Officer. Mr. Mullins replaced Clark Hinkley, who is retiring but will remain on the Board of Directors.

"After a brief period of time at Harold's, I am excited about the opportunities for this business," said Hugh Mullins, President and Chief Executive Officer. "My predecessor accomplished the difficult tasks of closing unprofitable store locations, revamping the entire merchandise sourcing and infrastructure, and reducing corporate expenses. These efforts contributed to double digit sales increases and a significant reduction in the operating loss in 2003. Now that the foundation has been set for the Harold's brand, my focus will be to continue to build upon the year's strong sales trends through modified receipt flow which should enhance regular price selling, increase gross margin and lead to continued improvement in operating results."

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Mr. Mullins continued, "I am pleased to report that customer responses to our early spring merchandise have been very encouraging and end of season clearances on fall and holiday merchandise have proceeded well. Our inventories are well-positioned as we approach the important Easter selling season."

For the quarter, comparable store sales in the full-line retail stores increased 6.2% but the reported total of 5.2% was reduced by a comparable store sales decrease of 12.6% in the outlet stores, as the Company continued to de-emphasize them to focus on clearing more merchandise in its full-line retail stores. Net sales for the quarter were $23.6 million, compared to $24.8 million for the same period in the previous year, a decrease of 4.8%, as a result of operating eight fewer stores in 2003 than in 2002, and not repeating a warehouse sale that was held in November 2002.

For the fiscal year, total comparable store sales increased 11.3%, with an increase of 13.0% in the full-line retail stores and a decrease of 9.3% in the outlet stores. Net sales for the fiscal year were $91.7 million as compared to $89.8 million for the same period in the prior year, an increase of 2.1%, despite the closure of eight unprofitable store locations.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc., currently operates 42 upscale ladies' and men's specialty stores in 19 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc., wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for 2004 to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

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HAROLD'S STORES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands Except Per Share Data)

	13 Weeks Ended		52 Weeks Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003

Sales	$ 23,565	$ 24,762	$ 91,683	$ 89,781

Costs and expenses:
Costs of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	18,330	18,799	64,362	66,707

Selling, general and administrative expenses	6,604	7,790	26,930	30,053

Depreciation and amortization	1,238	945	4,055	3,913

Restructuring charges	--	1,060	1,630	1,060

Interest expense	230	381	880	1,321

	26,402	28,975	97,857	103,054

Loss before income taxes	(2,837)	(4,213)	(6,174)	(13,273)

Income tax provision (benefit)	--	3,206	--	3,206

Net loss	$ (2,837)	$ (7,419)	$ (6,174)	$ (16,479)

NET LOSS APPLICABLE TO COMMON STOCK: Net loss	$ (2,837)	$ (7,419)	$ (6,174)	$ (16,479)

Less: Preferred stock dividends	223	280	1,306	863

Net loss applicable to common stock	$ (3,060)	$ (7,699)	$ (7,480)	$ (17,342)

Net loss per common share:
Basic and diluted	$ (0.50)	$ (1.26)	$ (1.22)	$ (2.84)

Weighted average number of common shares - basic	6,157	6,100	6,114	6,096